Exhibit 99.1

FOR IMMEDIATE RELEASE –June 1, 2006

Albuquerque, June 1, 2006 – On June 1, 2006, Westland Development Co., Inc. announced that on May 30, 2006, it received an acquisition proposal from SunCal Companies of Irvine, California, offering to purchase all the outstanding shares of Westland common stock, through a merger with its subsidiary, SCC Acquisition Corp. (“SCC”), for a price of $280.00 per share. The proposal letter was updated on May 31, 2006.

After reviewing the terms of the proposal, Westland’s board of directors determined that the SCC offer was a “Superior Proposal” to the merger contemplated by the merger agreement, as amended, entered into by Westland and SHNM Acquisition Corp. (“SHNM”) on February 24, 2006, as that term is defined in that merger agreement. The merger agreement with SHNM provides for a payment of $266.23 in cash per share of issued and outstanding Westland common stock.

In light of the receipt of the “Superior Proposal”, under the terms of the merger agreement with SHNM, Westland must negotiate in good faith with SHNM to make such adjustments in the terms and conditions of the merger agreement such that the SCC offer would no longer constitute a “Superior Proposal”. Westland and SHNM have agreed that if SHNM does not agree to revise the merger agreement in a manner such that the SCC offer would no longer be considered a “Superior Proposal” by 12:00 New Mexico time on June 5, 2006, Westland may terminate the merger agreement with SHNM and will be free to enter into a definitive agreement with SCC, subject to the payment of the requisite termination fee and return of amounts deposited with Westland pursuant to the merger agreement with SHNM.

The other terms of the SCC offer are nearly identical to the merger agreement entered into with SHNM, but SCC’s offer provided that if a merger agreement is entered into between SCC and Westland: (i) SCC will reimburse Westland for up to $3 million of its expenses upon presentation of reasonable substantiating information; (ii) the surviving company in the merger will distribute to either Westland’s shareholders or a charitable trust, all of Westland’s oil and gas revenues, if any, from current leases, and 20% of Westland’s oil and gas revenues, if any, from future leases which come into existence after the completion of the merger; (iii) SCC will be entitled to $5 million in liquidated damages if SCC terminates that agreement because of Westland’s breach of the representations, warranties or covenants and such breach results in damages to SCC in excess of $500,000; and (iv) Westland will be permitted to enter into contracts related to future development of the Petroglyphs in the ordinary course of business provided any such contract would not result in liabilities in excess of $1 million and was competitively bid by at least two third parties. Additionally, SCC’s offer proposes to increase the termination fee payable in connection with a termination of a merger agreement in certain circumstances from $5 million to $10 million.

The time, date and place of the Special Meeting of Shareholders relating to the merger agreement with SHNM, as well as the election of three Class C directors, have not changed. The Special Meeting is still scheduled to be held on Thursday, June 8, 2006, at 9:00 A.M. New Mexico time, at the Hotel Albuquerque (formerly Sheraton Old Town), 800 Rio Grande Blvd., N.W., Albuquerque, New Mexico 87104. In light of the developments with respect to the merger agreement announced today, however, Westland intends to mail additional proxy materials to its shareholders to provide an update with respect to recent developments. If the merger agreement with SHNM is not appropriately amended and Westland ultimately enters into a new merger agreement with SCC, Westland expects that the vote relating to the SHNM merger agreement will not occur, and new proxy materials relating to the SCC merger agreement will be distributed with respect to a new Shareholder Meeting date. If the merger agreement with SHNM is not terminated, Westland currently intends to take appropriate action at the Special Meeting of Shareholders to adjourn the meeting so as to allow shareholders sufficient time to be provided with additional materials containing updated disclosure. In this case, Westland shareholders that have already submitted a proxy in favor of the merger with SHNM, may revoke their proxy at any time prior to the meeting, or any adjournment or postponement thereof. Regardless of the outcome with respect to the merger agreement with SHNM, Westland does not believe a vote with respect to any merger agreement will occur on June 8, 2006, though Westland intends to proceed with the election of directors at the Special Meeting of Shareholders at its scheduled time on such date.

The Proxy Statement

A DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED MERGER WITH SHNM WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND MAILED TO WESTLAND’S SHAREHOLDERS ON APRIL 24, 2006. SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTAL MATERIALS FILED AND MAILED BECAUSE THEY DO AND WILL CONTAIN IMPORTANT INFORMATION. The definitive proxy statement and other relevant materials and other documents filed by Westland with the

SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and shareholders may obtain free copies of such documents filed with the SEC by contacting Westland Development Co., Inc., Robert Simon, at (505) 831-9600 or by written request mailed to Westland Development Co., Inc., Robert Simon, 401 Coors Blvd, NW, Albuquerque, NM 87121.

Westland and its executive officers and directors and other persons may be deemed to be participating in the solicitation of proxies in connection with the merger. Other information regarding the participants in the proxy solicitation and a description of their interests, by security holdings or otherwise, will be contained in the definitive proxy statement and other relevant materials to be filed with the SEC when they become available.

Forward Looking Statements

Statements about the expected timing, completion and effects of the merger and all other statements in this release, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Westland may not be able to complete the merger on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval or the failure to satisfy the other closing conditions. These factors, as they relate to the merger agreement with SHNM, are more fully described in the definitive proxy statement filed with the SEC and mailed to Westland’s shareholders on April 24, 2006.